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                                                                     EXHIBIT 11


                              LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                        (IN THOUSANDS, EXCEPT PER SHARE)


                                                      Three Months Ended
                                                         September 30
                                                  --------------------------
                                                  1997                  1996
                                                  ----                  ----

NET INCOME                                       $2,975                $2,136
----------                                       ======                ======


AVERAGE SHARES OUTSTANDING
--------------------------

Weighted average shares
       outstanding during the period,
       net of treasury shares                     9,495                 8,995

Common Share Equivalents

       Common Shares to be issued
            under stock option plans and
            a deferred compensation plan            188                   245
                                                 ------                ------

       Average Shares Outstanding                 9,683                 9,240
                                                 ======                ======


NET INCOME PER SHARE                             $  .31                $  .23
--------------------                             ======                ======



Note: Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.
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